EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-55831 on Form S-4 and in Registration Statement Nos. 333-10429 and 333-48143 on Form S-8 of our report dated January 26, 2007, which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for share-based payment arrangements, appearing in this Annual Report on Form 10-K of Westaff, Inc. and subsidiaries for the year ended October 28, 2006.

/s/ DELOITTE & TOUCHE LLP
Oakland, California
January 26, 2007